UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (date of earliest event reported): November 11, 2015

CARRIZO OIL & GAS, INC.
(Exact name of registrant as specified in its charter)

Texas	000-29187-87	76-0415919
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Dallas Street Suite 2300 Houston, Texas	77002
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (713) 328-1000
Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On November 11, 2015, the Board of Directors of Carrizo Oil & Gas, Inc. (the “Company”) appointed Mr. Gerald A. Morton, age 57, General Counsel and Vice President of Business Development of the Company, as an executive officer. Mr. Morton joined the Company in 2008. Prior to joining the Company, Mr. Morton spent 15 years with Pogo Producing Company, where he held various positions including Vice President – Law, Corporate Secretary, and Senior Vice President for Asia and Pacific operations. Mr. Morton began his oil industry career in 1982 working for Texaco as a geophysicist. Mr. Morton graduated from Brigham Young University with an Engineering Geology degree. He received his MBA in Finance in 1985 and a law degree in 1988, both from the University of Houston.
Mr. Morton and the Company are parties to an employment agreement dated June 5, 2009. The employment agreement has an initial one-year term; provided that at the date of the agreement and on every day thereafter, the term of the employment agreement is automatically extended for one day, such that the remaining term of the agreement shall never be less than one year until an event (as described in the agreement) occurs that gives rise to Mr. Morton’s termination of employment.
Under the agreement, both the Company and Mr. Morton may terminate Mr. Morton’s employment at any time. Upon termination of Mr. Morton’s employment on account of disability or by the Company for any reason (except under certain limited circumstances defined as “for cause” in the agreement), or if Mr. Morton’s employment is terminated either (x) for any reason (including by reason of death) during the 30-day period immediately following elapse of one year after any change of control (“window period”) or (y) by Mr. Morton for good reason (as defined in the agreement), then Mr. Morton will generally be entitled to (1) an immediate lump sum cash payment equal to 97% (145% if termination occurs after a change of control) of his annual base salary, (2) in lieu of a prorated bonus for the year of termination, an immediate lump sum cash payment equal to 80% of Mr. Morton’s annual base salary prorated based on the number of days in the fiscal year in which he was employed (unless his employment is terminated as a result of disability or after the date a change of control occurs, in either of which cases the lump sum is not prorated), (3) in lieu of continued participation in the Company’s welfare benefit plans, practices, programs and policies (other than the Company’s medical and dental plans) for the remaining employment period (as defined in the employment agreement), an immediate lump sum cash payment equal to 3% of Mr. Morton’s annual base salary, (4) continued medical and dental benefits coverage for Mr. Morton and his dependents for one year following his termination of employment, and (5) the immediate vesting of any stock option, restricted stock award or other equity-based award and performance award previously granted to Mr. Morton and outstanding as of the time immediately prior to the date of his termination and an extension of the period of exercisability of any such awards until the earlier of (A) one year following his date of termination or (B) the date such awards would have lapsed had Mr. Morton remained employed for the remaining term.
The foregoing description of the employment agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the employment agreement. The employment agreement is not being filed herewith, but will be filed on a future date as an exhibit to the Company’s Annual Report on Form 10-K.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARRIZO OIL & GAS, INC.

By:	/s/ David L. Pitts
Name:	David L. Pitts
Title:	Vice President and Chief Financial Officer
Date: November 17, 2015

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